[LETTERHEAD OF BINGHAM McCUTCHEN LLP]

September 22, 2006

Legg Mason Partners Municipal Funds

125 Broad Street

New York, New York 10004

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Legg Mason Partners Municipal Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Legg Mason Partners New York Municipals Fund and New York Money Market Portfolio, in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about September 22, 2006 (the “Registration Statement”), with respect to (i) Legg Mason Partners New York Municipals Fund’s Class A, Class B, Class C and Class Y shares of beneficial interest to be issued in exchange for the assets of Salomon Brothers New York Tax Free Bond Fund, a series of Salomon Funds Trust, a Massachusetts business trust, and (ii) New York Money Market Portfolio’s Class Y shares of beneficial interest to be issued in exchange for the assets of Salomon Brothers New York Municipal Money Market Fund, a series of Salomon Brothers Series Funds Inc, a Maryland Corporation, as described in the Registration Statement (the “Reorganizations”). Legg Mason Partners New York Municipals Fund and New York Money Market Portfolio are collectively referred to herein as the “Acquiring Funds” and Legg Mason Partners New York Municipals Fund’s Class A, Class B, Class C and Class Y shares of beneficial interest and New York Money Market Portfolio’s Class Y shares of beneficial interest to be issued in connection with the Reorganizations are collectively referred to herein as the “Shares.” You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Restated Declaration of Trust dated April 23, 1986 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

Legg Mason Partners Municipal Funds

Willkie Farr & Gallagher LLP

September 22, 2006

(c) copies of the Instruments of the Trustees Establishing and Designating Classes of Shares of the Trust, as filed with the Secretary of the Commonwealth of Massachusetts (collectively, the “Designation”);

(d) a certificate executed by the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), the Designation and the resolutions adopted by the Trustees of the Trust at a meeting held on June 22, 2006, authorizing the Reorganizations and the issuance of the Shares on behalf of the Acquiring Funds (the “Resolutions”);

(e) a printer’s proof, received on August 31, 2006 of the Registration Statement; and

(f) copies of the Agreements and Plans of Reorganization to be entered into by the Acquiring Funds in the form included as Appendix A to the draft Registration Statement referred to in paragraph (e) above (collectively, the “Agreements and Plans of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (e) above, and that the Agreements and Plans of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copies referred to in paragraph (f) above. We note that the resolutions adopted at the meeting of Trustees of the Trust held on June 22, 2006, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be incorporated into minutes of such meeting and will be finalized and approved by the Trust’s Trustees prior to the issuance of the Shares in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Declaration, the Designation, the Resolutions and the Agreements and Plans of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have

Legg Mason Partners Municipal Funds

Willkie Farr & Gallagher LLP

September 22, 2006

assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreements and Plans of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of an Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP